Exhibit 10.10

INVESTOR RELATIONS CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) effective as of March 2, 2010 is entered into by and between Ampio Pharmaceuticals Inc, formerly referred to as DMI Life Sciences, Inc., a Colorado corporation (herein referred to as the “Company”) and Redwood Consultants, LLC, a California Limited Liability Company (herein referred to as “RC” or the “Redwood”) or it’s successors, designees or assignees, and replaces and supercedes any and all other agreements between the above parties.

RECITALS

WHEREAS, Company is a publicly-held corporation with its common stock traded on the OTC BB Market under the symbol CHYE; and

WHEREAS, Company desires to engage the services of Redwood to advise the Company regarding investor communications, and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company’s current and proposed activities, and to consult with management concerning such Company activities;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to retain Redwood to act in an advisory and consulting capacity to the Company and Redwood hereby agrees to provide services to the Company commencing upon March 2, 2010 and ending, unless extended, on January 12, 2011.

2. Duties of Redwood. Redwood agrees that it will generally provide the following specified advisory and consulting services through its officers, employees, consultants and other professionals during the term specified in Section 1:

(a)	Advise, consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, assist in establishing an image for the Company in the financial community, and assist in creating the foundation for subsequent financial public relations efforts;

(b)	Assist in making new introductions of the Company to the financial community;

(c)	With the cooperation and support of the Company and its management and directors, maintain an awareness during the term of this Agreement of the Company’s plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

(d)	Advise, assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

(e)	Perform the functions generally assigned to shareholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to Redwood by the Company); if requested, assist in the preparation of press releases for the Company with the Company’s involvement and approval of all Company press releases, reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and, at the Company’s request and subject to the Company’s securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, assist in the presentation of such symbols, logos and names, and other matters relating to corporate image;

(f)	Under the Company’s direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

(g)	Under the Company’s direction and approval conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company’s plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

(h)	At the Company’s request, and under the Company’s direction and approval, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and,

(i)	Otherwise perform as the Company’s advisor and consultant for public relations and relations with financial professionals.

3. Duties of Company. The Parties hereto recognize that the success of Redwood’s services to be provided pursuant to this Agreement rely heavily on cooperation and communication between Redwood and the Company. In this regard, the Company and Redwood agree that the Company will use its best efforts in cooperating and communicating with Redwood, and in so doing, agrees to perform all of the acts set out in Exhibit A hereto, attached to this Agreement and incorporated herein by reference as though fully set out. The Parties further acknowledge that all of the items listed in Exhibit A are material to the ability of Redwood to perform its obligations hereunder, and that the Company’s failure to use its best efforts to satisfy the requirements of Exhibit A would materially hinder Redwood’s performance herein. The above notwithstanding, the Company agrees and understands that the status of the Company’s Intellectual Property rights and defenses constitutes an important part of Redwood’s understanding of and ability to perform its duties pursuant to this Agreement.

4. Allocation of Time and Energies. Redwood hereby promises to perform and discharge faithfully the targeted responsibilities which may be assigned to Redwood from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Redwood and staff shall diligently and thoroughly provide the advisory and consulting services required hereunder. Although no specific hours-per-day requirement is required of Redwood pursuant to this Agreement; Redwood and the Company agree that Redwood will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by Redwood are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. In addition to and notwithstanding the above, the Company represents and warrants that it is, as of the date of this Agreement, fully compliant with the reporting requirements of the United States Securities and Exchange Commission (“SEC”). The Company represents and warrants that it will continue to maintain compliance with applicable SEC rules and regulations governing the filings required by public corporations. In the event that the Company is either not fully compliant as of the effective date of this Agreement, or at any time during the term of this Agreement, then the Company and Redwood shall agree on a schedule for achieving such compliance. In the event that the parties cannot agree on such a schedule, then the dispute resolution provisions of Articles 15 and 17 herein may be invoked by either party.

5. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate RC by issuing Company common stock as follows:

5.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to Consultant an initial payment of eight hundred fifteen thousand (815,000) restricted shares of the Company’s Common Stock (“Common Stock” or “compensation shares”) to be delivered to Consultant within ten (10) business days of the signing of this Agreement. This initial payment shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The 815,000 restricted shares of Common Stock issued as an initial payment, therefore, constitute payment for Consultant’s agreement to consult to the Company and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services. If the Company decides to terminate this Agreement prior to January 12, 2011 for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as the initial payment hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the 815,000 restricted shares of Common Stock paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the shares.

5.2 The compensation shares issued pursuant to this agreement shall be issued in the name of Redwood Consultants, LLC, Tax ID # 68-047-3637 or its designees to be provided under separate cover email.

5.3 With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the “Shares”); Company shall cause to be issued a certificate representing the Common Stock and, if required by applicable law, a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Redwood has been duly authorized by the Company. Company warrants that all Shares and share equivalents issued to Redwood pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Redwood shall have been duly authorized by the Company’s board of directors.

5.4 Redwood acknowledges that the eight hundred fifteen thousand (815,000) Rule 144 restricted shares of Common Stock to be issued pursuant to this Agreement (collectively, the “144 Securities”) have not been registered under the Securities Act of 1933, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, the 144 Securities may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act. The Company agrees to take any and all action(s) necessary to clear the subject securities of restriction upon presentation of any Rule 144(d) application by Redwood or its broker, including, but not limited to: (1) Authorizing the Company’s transfer agent to remove the restrictive legend on the subject securities; (2) Expediting either the acquisition of a legal opinion from Company’s counsel authorizing the removal of the restrictive legend, or accepting a third party legal opinion acknowledging same; and (3) Cooperating and communicating with Redwood and its broker in order to use Company’s best efforts to clear the subject securities of restriction as soon as possible after presentation of a Rule 144(d) application by Redwood (or its broker) to either the Company and/or the Company’s transfer agent. Further, the Company agrees to not unreasonably withhold or delay approval of any application filed by Redwood under Rule 144(d) of the Act to clear the subject securities of restriction.

(a)	Redwood and the Company acknowledge and agree that Redwood will suffer irreparable harm and anticipated and actual damages in the event that the Company unreasonably withholds or delays any Rule 144(d) application by Redwood to either the Company or the Company’s transfer agent. The Company agrees that money damages could not compensate Redwood for its irreparable harm.

(b)

Redwood and the Company therefore agree that the Company shall have a period of five (5) business days from the date Redwood’s Rule 144(d) application is tendered to either the Company or its transfer agent by either Redwood and/or its broker, to take any and all necessary action to clear the subject securities of restriction, consistent the covenants in Section 5.4 above. The Company and Redwood agree that this five (5) day period is reasonable and consistent with industry standards concerning the handling and processing of restricted securities under Rule 144 by publicly traded companies. The Company also acknowledges that Redwood’s ability to clear the subject securities of restriction, by virtue of the Company’s best efforts, cooperation, covenants and representations in this regard is a material part of this Agreement and is a reasonable and material expectation of Redwood in entering into this Agreement. Should events occur that require further expense of time beyond this five (5) day time period, the Company and Redwood shall reasonably agree in a writing signed by each to an extension for a specific amount of time. In no event shall an extension be agreed to unless the Company comports with its “best efforts” obligations, as set out above, and communicates with Redwood bona fide and reasonable attempts at meeting Company’s obligations to clear the subject restricted securities, as described herein. Any written extension herein may be executed in counterparts by the principals of the Company and Redwood, and facsimile signatures may be tendered in lieu of originals. It is agreed that the separate signature of each principal on any agreement to extend time shall be deemed a complete original.

(c)	Should the Company fail to successfully take any and all actions necessary to clear the subject securities of restriction within the five (5) day time period after Redwood or its broker’s presentation of a Rule 144(d) application, or seek to extend time as provided for above in sub-section (b), and in light of the irreparable harm that Redwood will suffer in the event of any intentional and/or unintentional delay in Redwood’s Rule 144(d) application, Company herein irrevocably consents and agrees that Redwood shall be entitled to injunctive relief in order to immediately enforce Redwood’s right to removal of the restrictive legend on the Company’s securities. Company further agrees that Redwood shall be entitled to immediately seek the injunctive relief contemplated and described herein in the Superior Court of California, Marin County. Both the Company and Redwood agreed that Redwood’s access to injunctive relief; and the Company’s consent to Redwood’s ability to obtain such injunctive relief shall not otherwise amend, supersede or modify the parties’ agreement to submit any other disputes to mediation and arbitration as provided herein.

5.5 In connection with the acquisition of Securities hereunder, Redwood represents and warrants to the Company, to the best of its/his knowledge, as follows:

(a)	Redwood acknowledges that Redwood has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Securities, and any additional information which Redwood has requested.

(b)

Redwood’s investment in restricted securities is reasonable in relation to Redwood’s net worth, which is in excess of ten (10) times Redwood’s cost basis in the Shares. Redwood has had experience in investments in restricted and publicly traded securities, and Redwood has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Redwood acknowledges that an investment in the Securities is speculative and involves the risk of loss. Redwood has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Redwood can afford the risk of loss of his entire investment in the Securities. Redwood is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

(c)	Redwood is acquiring the Securities for Redwood’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5.6 Additionally, for a period of two years after the effective date hereof, should the Company make any public offering of its securities pursuant to an effective registration statement under the Securities Acts of 1933 or 1934, as amended, Redwood shall be entitled, and the Company agrees, to include in such registration, pari passu with the Piggyback Registration Rights” available to founding management; any or all of the common stock or common stock equivalents issued to Redwood by the Company as consideration hereunder [commonly referred to as “Piggyback Registration Rights”]. Such piggyback registration rights include, at Redwood’s option, registration on Form S-1.

5.7 In addition to the above, in the event that the Company requests that Redwood introduce Company to an investment banker or other person or entity that is lawfully engaged in the business of assisting public and private companies with raising debt and/or equity capital (a “financing”); Redwood agrees to use its best efforts to make such introductions. Both the Company and Redwood agree that any and all transactions and discussions and negotiations relating thereto will be the exclusive and sole responsibility of Company. Company and Redwood agree that Redwood has informed Company that Redwood is not a FINRA member firm. In the event that Company obtains debt or equity financing as a result of Redwood’s introduction, Company agrees to pay Redwood a Finder’s Fee equal to three percent (3%) of the total amount raised on behalf of the company. This Finder’s Fee shall be payable in cash, directly to Redwood, by the financing source at the time of the Closing on the financing.

6. Non-Assignability of Services. Redwood’s services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to Redwood herein under the schedules set forth herein shall remain non cancellable and due and payable, and any compensation received by Redwood may be retained in the entirety by Redwood, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-Assignability of Redwood’s services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Redwood, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Redwood by the Company herein, and to Shareholders.

7. Expenses. Redwood agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company’s constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Redwood by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Redwood may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Redwood against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Redwood’s performance of its obligations under this Agreement, communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Redwood’s communication or dissemination of information not provided or authorized by the Company.

9. Representations and Warranties. The Company represents and warrants that any information furnished to Redwood will contain no untrue statement of any material fact nor omit any material facts, which would make the information misleading. The Company represents and warrants that it will adhere to any and all local, state and federal laws, rules and regulations governing the Company’s businesses and any and all actions and activities involving the Company, its shareholders and the investment community. The Company further warrants that if the circumstances relating to information or documents furnished to Redwood change at any time, the Company will inform Redwood promptly of the changes and immediately deliver to Redwood documents or information necessary to ensure the continued accuracy and completeness of all information and documents. Redwood represents to the Company that it will not, to the best of Redwood’s knowledge and belief, make any untrue statement of material fact. Redwood further represents and warrants to the Company that, to the best of Redwood’s knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its’ advisory services will be conducted in compliance with all applicable state and federal laws. Further, Redwood shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws. Both the Company and Redwood agree and acknowledge that they and their employees, advisors and consultants and therefore the parties’ duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws. All parties expressly understand, agree and acknowledge that Redwood’s performance of its duties hereunder cannot and therefore will in no way be measured by the price of the Company’s common stock, nor the trading volume of the Company’s common stock. It is also understood that the Company is entering into this Agreement with Redwood Consultants, LLC (“RC”), a California Limited Liability Company and not any individual member of RC, and, as such, Redwood will not be deemed to have breached this Agreement if any member, officer or director of RC leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Redwood otherwise performs its obligations under this Agreement. Redwood represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Redwood acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Redwood. Redwood acknowledges that, to the best of its knowledge, Redwood and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Redwood further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

10. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Redwood represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Redwood deemed necessary.

11. Status as Independent Contractor. Redwood’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Redwood further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Redwood and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Redwood possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

12. Attorney’s Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:

Ampio Pharmaceuticals, Inc.

8400 East Crescent Parkway Suite 600

Greenwood Village, CO 80111

Attn:

Don Wingerter, CEO

To Redwood:

Redwood Consultants, LLC

250 Bel Marin Keys Blvd., Bldg. A-1

Novato, CA 94949

Attn:

Jens Dalsgaard, Managing Director

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

15. Term and Termination of Agreement.

a.	This Agreement shall remain in full force and effect for a term of twelve (12) months. During the terms of this Agreement the indemnity provisions set forth paragraph in 14 shall survive any termination of this Agreement.

b.

After the original term of this agreement is expired, this agreement may be extended upon either party giving the other party 30 days written notice, which written notice shall be sent by certified mail return receipt. Extension of the agreement shall be effective on the 30th day after said written notice has been mailed or delivered, whichever is earlier.

c.	Notwithstanding anything to the contrary, if either party materially breaches this agreement, the non-breaching party may, at his or its election, immediately terminate the agreement thereby relieving the non-breaching party of any obligation there under. Alternatively, the non-breaching party may proceed with performance without waiving any rights under the agreement. A material breach will mean and refer to a party’s failure to comply with any covenants or obligation specified in this agreement.

d.	In the event of a dispute arising between parties the dispute shall be submitted to mediation before the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco, California. The parties shall bear the costs of mediation equally. In the event that either party refuses to participate in mediation said party shall be prohibited from recovering attorney fees notwithstanding anything to the contrary in this agreement.

e.	If mediation should fail to resolve the dispute between the parties, the matter shall be submitted to JAMS for binding arbitration. Discovery rights shall be preserved in said arbitration with regard to depositions and demands for production of documents as if the dispute were pending in San Francisco County Superior Court. Otherwise, discovery shall be prohibited. The costs of arbitration shall be equally shared by the parties until the dispute is either settled or adjudicated, at which time the arbitration may award said fees and costs to the prevailing party.

16. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that California will be the venue of any dispute and will have jurisdiction over all parties.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or pertaining to any and all prior or subsequent agreements between or amongst the parties; or the alleged breach thereof, or relating to Redwood’s activities or remuneration under this Agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of the JAMS, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

18. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

This ten (10) page agreement has been duly signed by the Parties hereto:

AGREED TO:

“Company”	Ampio Pharmaceuticals, Inc.

Date:	By:	/s/ Don Wingerter
Don Wingerter, CEO

“Redwood”	REDWOOD CONSULTANTS, LLC

Date:	By:	/s/ Jens Dalsgaard
Jens Dalsgaard, Managing Direct

EXHIBIT A

Redwood Consultants, LLC is committed to ensuring

That our clients get the most out of their relationship with us.

We ask that you keep our partnership strong by

Making the following commitments:

1.	Update your current company website. If you don’t have one, you should immediately commission and construct one using an experienced designer. Redwood can provide contacts for web designers if needed. The website must be able to capture investor information that will be automatically forwarded to InvestorInfo@RedwoodConsultants.com so that we can promptly send the full investor package, or make contact via fax or telephone call.

2.	As requested by Redwood, be prepared to ensure that the Company’s website is up-to-date; including posting timely (which may include the making of weekly updates) website updates.

3.	Place our contact information in the Investor section of your website and at the bottom of press releases:

For further information please contact:

Redwood Consultants, LLC

415-884-0348

4.	Prepare a comprehensive PowerPoint presentation for Redwood to use to introduce your company to potential investors and brokers.

5.	Provide Redwood with all current and future business plans; provided, however, that Redwood is not requesting, and should not be sent, any materials, business plans, forecasts or similar materials that are materials, at the time that these materials are sent to Redwood, not in the public domain.

6.	Send Redwood a CD or email of high-quality digital files of the company logo, product pictures, videos and graphics for the investor packages our Operations team will create.

7.	Produce a two-page fact sheet for Redwood to use. The Operations department will email an example fact sheet that can be used as a template for creating your own.

8.	Provide Redwood with the names and stock symbols of all competitors and comparable companies in the sector.

9.	Subscribe to weekly DTC sheets. Please forward the DTC password to the Redwood Operations department at Admin@RedwoodConsultants.com so that we can monitor our shareholder base.

10.	E-mail Redwood an in-depth matrix of expected company milestones that will be the subjects of press releases used to create market awareness. The goal is to have consistent and regular news flow. When news is issued to the business press, Team2@RedwoodConsultants.com should be copied so we can prepare national distribution to our contacts.

11.	Verify and Update your company profile and stock information on the various finance websites. The Redwood Operations department will email you a list of finance websites and their contact information.

12.	Provide Redwood with the names of key contacts of company management, their email addresses, and direct office and cell phone numbers.

Angela Williams	Chief Operations Officer	AWilliams@RedwoodConsultants.com

Amanda Schmieder	Senior Vice President of Operations	ASchmieder@RedwoodConsultants.com

Matthew Murawski	Vice President of Business Development	MMurawski@RedwoodConsultants.com

William Jeffrey Gilliam	Senior Advisor	Wj_gilliam@msn.com

Richard Pisano	Vice President	RPisano@RedwoodConsultants.com

Jens Dalsgaard	Managing Director	JDalsgaard@RedwoodConsultants.com

13.	Each Quarter, provide Redwood with the NOBO shareholder list from the transfer agent.

14.	Announce and participate in quarterly conference calls with the investing public. Redwood will host, organize and handle all logistics, including writing the press release, announcing the calls, and creating a digital archive with toll-free phone numbers for access and a verbal transcript to be stored and accessible for 30 days to comply with SEC Rule FD.

15.	Provide Redwood with the names and phone numbers of any financial experts, market makers, investment bankers, previous PIPE investors, stockbrokers, significant shareholders, etc., known to your company (i.e., your Rolodex of Wall Street contacts), so we can send them an IR package and fax news to them regularly.

16.	Provide Redwood with the names and phone numbers of personal stockbrokers and financial contacts for inclusion in our database. Brokerage contacts can be provided for management to deposit their restricted rule 144 shares. This creates goodwill with supporters of the deal.

17.	E-mail corporate updates at least once a week, preferably on Sunday or Monday prior to market open, to the senior Redwood team: Team2@RedwoodConsultants.com. We truly are a team, so please copy everyone on company e-mails.

18.	Meet regularly with the entire Redwood team. Redwood will commit to visiting your office, and your senior management will commit to visiting Redwood’s San Francisco Bay area office for quarterly meetings so that everyone involved can fully understand your business, market, news, strategy, challenges, etc. This ensures that we can continually position, plan and refine the appropriate message for Wall Street.

19.	Be available to regularly answer calls from top mutual fund managers, stockbrokers and significant shareholders, and to inform Redwood about those discussions so we are all on the same page with communication.

20.	Inform Redwood of your senior management’s major travel plans. They must be willing to meet with top fund managers, stockbrokers and significant shareholders during their travels.

21.	Provide the past 6 months and future 12 months of company revenue, expense, earnings forecasts/expectations and financing needs, broken down by quarter. Disclose structures and the likelihood of achieving such funding to Redwood and the investment community in timely fashion in order to avoid and/or ameliorate any potential liquidity issues, shortfalls or similar issues of concern to the investing public. As in item 5 above, this information request should not be read to include and/or solicit any information of any kind that is not in the public domain.

22.	Provide Redwood with a matrix of all 144 restricted shares issued in the past 12 months, with dates issued, so we can better manage those surprises. Please also provide the contact information for your legal counsel.

23.	Appoint a media relations firm to communicate with the financial community, if you don’t handle media relations internally. We should expect to receive significant media attention.

24.	Unless other arrangements reasonably agreeable to Redwood are made, be willing to issue restricted Rule 144 stock for a new research report in the first 60 days of the campaign. Redwood can discuss with you the quality firms that accept 144 stock and provide their names upon request.

25.	If not a fully reporting company, write an annual shareholder letter that will be released to the wire services for public information.